SECOND AMENDMENT
TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of April 10, 2018 (this “Amendment”), by and between David C. Dauch (the “Executive”) and American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Executive and the Company made and entered into a certain amended and restated employment agreement dated as of February 19, 2015, as further amended on August 1, 2015 (the “Employment Agreement”); and
WHEREAS, for good and valuable consideration, as to which the Executive and the Company each acknowledge receipt, including the Executive’s  continued service to the Company, each of the Executive and the Company now desire to amend the Employment Agreement as follows:
1.          Section 4(c) of the Employment Agreement is replaced in its entirety with the following:
“If, prior to the expiration of the Term and not on or within two years after a Change in Control, either the Executive incurs a Separation from Service by reason of the Company’s termination of the Executive’s employment without Cause, or the Executive resigns from his employment for Good Reason, the Executive shall receive the Other Accrued Compensation and Benefits and, subject to Section 4(e), the Company shall
(i)          continue to pay the Executive the Base Salary (at the rate in effect on the date the Executive’s employment is terminated) in accordance with the Company’s ordinary payroll practices in effect from time to time for a period of two years commencing on the 60th day following the Executive’s Separation from Service, provided that (x) any portion of these payments subject to the “short-term deferral” exception under Section 409A of the Code plus (y) an amount equal to two times the IRC Section 401(a)(17) limit for the applicable year (each of (x) and (y) determined as of the Separation from Service), shall be paid to the Executive in a cash lump sum on the 60th day following the Executive’s Separation from Service;
(ii)         provide the Executive with a cash amount equal to two (2) times the target annual bonus amount for the year in which the Executive’s Separation from Service occurs, payable in a lump sum on the 60th day following the Executive’s Separation from Service;
(iii)        provide the Executive with a prorated annual bonus for the year in which the Executive’s Separation from Service occurs, determined based on actual performance and then prorated based on the number of days in such year elapsed through the date of the Executive’s Separation from Service, payable in a lump sum at the ordinary time annual bonuses are paid for such year to similarly situated employees, but in all events between January 1st and March 15th of the year following the year in which the Separation of Service occurred;

(iv)        provide the Executive with outplacement service consistent with those provided to executive officers of the Company in an amount up to $50,000; and
(v)         provide the Executive and his eligible dependents with continued participation in the Company’s group medical plans applicable to other executive officers (as in effect from time to time) for a period of two years following the Executive’s Separation from Service or, in the event such participation is not permitted, a cash payment equal to the value of the benefit continuation, payable in three semi-annual installments beginning 60 days following the Executive’s Separation from Service. The Executive shall continue to be obligated to pay his share of premiums, deductibles and co-payments. In the event that the Executive obtains subsequent employment and is eligible to participate in the group medical plans of his new employer, any benefits provided under the Company’s group medical plans shall be secondary to the benefits provided under the group medical plans of the Executive’s new employer. The Executive agrees to promptly notify the Company in the event that he becomes eligible to participate in such other plans.”
2.          Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement remain in full force and effect.
[The remainder of this page has been intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its officer pursuant to the authority of the Board of Directors of the Company and the Executive has executed this Amendment, as of the date and year first written above.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:	/s/ Terri M. Kemp
Name:	Terri M. Kemp
Title:	Vice President - Human Resources

EXECUTIVE

/s/ David C. Dauch
David C. Dauch

3

FIRST AMENDMENT
TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of August 1, 2015 (this “Amendment”), by and between David C. Dauch (the “Executive”) and American Axle & Manufacturing Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive and the Company made and entered into a certain amended and restated employment agreement dated as of February 19, 2015 (the “Employment Agreement”); and

WHEREAS, for good and valuable consideration, as to which the Executive and the Company each acknowledge receipt, including the Executive’s continued service to the Company, each of the Executive and the Company now desire to amend the Employment Agreement as follows:

1.          The first sentence of Section 1 of the Employment Agreement is replaced in its entirety with the following:  “Subject to the terms and conditions hereof, the Executive shall serve as Chief Executive Officer of the Company and will have the full powers, responsibilities and authorities customary for the chief executive officer of corporations of the size, type and nature of the Company.”

2.          Any other references in the Employment Agreement to “President and Chief Executive Officer” shall be deemed to be “Chief Executive Officer.”

3.          Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement remain in full force and effect.

[The remainder of this page has been intentionally left blank]

Confidential

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its officer pursuant to the authority of the Board of Directors of the Company and the Executive has executed this Amendment, as of the date and year first written above.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:	/s/ Terri M. Kemp 7/30/15
Name:	Terri M. Kemp
Title:	Vice President - Human Resources

EXECUTIVE

/s/ David C. Dauch 7/30/15
David C. Dauch

2